Exhibit 11


                     Ford Motor Company and Subsidiaries

         COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
         -----------------------------------------------------------
       IN ACCORDANCE WITH OPINION 15 OF THE ACCOUNTING PRINCIPLES BOARD
       ----------------------------------------------------------------


                                           1995                              1994                             1993
                             --------------------------------   -------------------------------  --------------------------------
                                                Income                          Income                                Income
                                               Attributable                    Attributable                         Attributable
                               Avg. Shares      to Common        Avg. Shares      to Common        Avg. Shares       to Common
                                of Common    and Class B Stock    of Common    and Class B Stock    of Common    and Class B Stock
                               and Class B   -----------------   and Class B   -----------------  and Class B   ------------------
                                  Stock                Per         Stock                  Per        Stock                  Per
                               Outstanding   Total     Share    Outstanding     Total     Share    Outstanding   Total     Share
                             -------------- --------  -------   -------------  -------  -------- ------------  --------   --------
                                (Mils.)    (Mils.)                (Mils.)      (Mils.)              (Mils.)     (Mils.)

Preliminary Earnings Per
 Share Calculation               1,071     $3,839    $3.58       1,010          $5,021     $4.97      986        $2,241      $2.27

 I. Primary Earnings Per Share
    --------------------------
    . Assuming exercise of
       options                      32                              45                                 46
    . Assuming purchase of shares
       with proceeds of options    (17)                            (27)                               (28)
    . Uncommitted ESOP shares       (2)                             (5)                                 -
    . Assuming issuance of shares
       contingently issuable         2                               2                                  2
                                 -----                           -----                              -----
        Net Common Stock
          Equivalents               15                              15                                 20
                                 -----                           -----                              -----

    Primary Earnings Per Share
     Calculation                 1,086      $3,839   $3.53a/     1,025         $5,021    $4.90a/   1,006        $2,241    $2.23a/
                                 =====      ======   =====       =====         ======    =====     =====        ======    =====

II. Fully Diluted Earnings
     Per Share
    ----------------------
    Primary Earnings Per Share
     Calculation                1,086       $3,839   $3.53a/    1,025          $5,021    $4.90a/   1,006        $2,241    $2.23a/
    . Assuming conversion of
       convertible preferred
       stock                      110          141b/              150             193b/              150           193b/
    . Reduction in shares
        assumed to be
         purchased with
         option proceeds c/         0                               0                                  4
                                -----      ------               -----          ------              -----        -----

    Fully Diluted Earnings
       Per Share Calculation    1,196      $3,980    $3.33      1,175          $5,214    $4.44     1,160        $2,434    $2.10
                                =====      ======    =====      =====          ======    =====     =====        ======    =====



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- - - - -
a/ The effect of common stock equivalents and/or other dilutive securities wasnot material in this period; therefore, the amount presented on the income statement is the Preliminary Earnings Per Share Calculation.
b/ Reflects the elimination of preferred dividends upon conversion.
c/ Incremental effect of dividing assumed option proceeds by the ending price,rather than the average price, of Common Stock for each period when the ending price exceeds the average price.


Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.